MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES
                 BUREAU OF COMMERCIAL SERVICES
                         Date Received

                     (FOR BUREAU USE ONLY)




This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name:

___________________________________________________________
Address

___________________________________________________________
City                    State               Zip
EFFECTIVE DATE

   Document will be returned to the name and address you enter above.
          If left blank document will be mailed to the registered office.


   CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
     For use by Domestic Profit and Nonprofit Corporations
  (Please read information and instructions on the last page)

Pursuant to the provisions of Act 285, Public Acts of 1972 (profit corporations) or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following certificate:

  1. The present name of the corporation is:     PARAMOUNT CASINO CORPORATION

  2. The identification number assigned by the Bureau is:   200440

  3. Article I of the Articles of Incorporation is hereby amended to read as follows:

     The name of the corporation is D.I.T. Ventures, Inc.

  4. The foregoing amendment to the Articles of Incorporation was duly adopted on the 29th day of November, 2000 by the Board of Directors pursuant to the Agreement and Plan of Merger executed between Paramount Casino Corporation and D.I.T. Ventures, Inc.

Signed this 12th day of December, 20000.

By: /s/ Kenneth Yeh
     Ken Yeh, President, Secretary, Chairman of the Board

Name of Person or organization remitting fees:    Preparer's name
and business telephone number

Parsons Law Firm                        Parsons Law Firm
James B. Parsons                        (425) 451-8036